NORWOOD FINANCIAL CORP
HOLDS ANNUAL MEETING OF STOCKHOLDERS

FOR IMMEDIATE RELEASE – May 18, 2010

HONESDALE –
The 139th Annual Meeting of Stockholders of Norwood Financial Corp (Nasdaq-NWFL), Parent Company of Wayne Bank was held on Tuesday, April 27th at the Company’s headquarters in Honesdale.
Business conducted at the Annual Meeting included remarks by Chairman of the Board John E. Marshall, who chaired the meeting, the re-election of company directors Dr. Andrew A. Forte, Ralph A. Matergia and Richard L. Snyder, and reports to stockholders from President and Chief Executive Officer Lewis J. Critelli and Senior Vice President and Chief Financial Officer William Lance.
Chairman Marshall welcomed stockholders and introduced the Directors and Executive Officers seated at the head table.  He then turned the meeting over to Mr. Critelli, who conducted the formal business portion of the meeting.
Mr. Lance provided stockholders with a detailed report of the Company’s financial results for 2009.  Among the highlights of the Company’s performance in 2009 cited by Mr. Lance was an increase in total assets to $530 million as of December 31, 2009, a record level of net income which totaled $7.1million, and an eighteenth consecutive year for an increase in cash dividends.  Mr. Lance also cited key ratios such as a net interest margin of 4.03% and an efficiency ratio of 53.3% as major determinants of the Company’s success in 2009.

Mr. Critelli’s address included the results for the first quarter of 2010 and a summary of plans for the remainder of the year.  Mr. Critelli noted that first quarter earnings of $1,797,000 and earnings per share (diluted) were $.65 compared to the $.63 per share in the first quarter of 2009.  Total assets were $526 million as of March 31, 2010, with total loans outstanding of $358 million, deposits of $392 million and stockholders equity at $65 million.  Mr. Critelli’s comments included a summary of the causes of the credit and liquidity crisis and its impact on the economy, as well as the general health of the community banking industry and particularly Norwood, with its strong capital position. Mr. Critelli updated stockholders on the Bank’s technology initiatives for the coming year.  He also commented on Norwood’s continued solid financial performance.

Mr. Critelli closed by thanking William W. Davis, Jr. for his 14 years of service as President and CEO.  The stockholders also expressed their thanks and wishes for a happy retirement to Mr. Davis.

At the Bank’s annual reorganization meeting, the following officers were appointed for the ensuing year.

John E. Marshall	Chairman of the Board
Lewis J. Critelli	President & Chief Executive Officer
Edward C. Kasper	Executive Vice President & Senior Loan Officer- Corporate Bank Secretary
Kenneth C. Doolittle	Executive Vice President
William S. Lance	Senior Vice President , Chief Financial Officer and Treasurer
John H. Sanders	Senior Vice President-Retail Bank
Joseph A. Kneller	Senior Vice President, Assistant Treasurer & Assistant Secretary

John Carmody	Senior Vice President
Karyn Batzel	Vice President
Robert J. Behrens	Vice President and Loan Review Officer
Joann Fuller	Vice President
Karen Gasper	Internal Auditor and Vice President
Carolyn K. Gwozdziewycz	Vice President and Community Office Manager
Sandra Halas	Vice President
Nancy A. Hart	Vice President, Controller, Assistant Treasurer and Assistant Secretary
Raymond Hebden	Vice President
William J. Henigan, Jr.	Vice President
Jennifer Jaycox	Vice President & Loan Operations Manager
William R. Kerstetter	Vice President
Kelley J. Lalley	Vice President, Assistant Secretary
Linda Moran	Vice President
Mary Alice Petzinger	Vice President & Community Office Manager
Mark W. Ranzan	Vice President
Barbara A. Ridd	Vice President and Assistant Secretary
Gary H. Sipe	Vice President
Eli Tomlinson	Vice President
Diane Wylam	Vice President & Senior Trust Officer
Ryan J. French	Assistant Vice President
Marianne Glamann	Assistant Vice President & Community Office Manager
Wendy L. Davis	Community Office Manager

Terri Garringer	Community Office Manager
Gary Henry	Community Office Manager
Teresa Melucci	Community Office Manager
Sandra Mruczkewycz	Community Office Manager
Rossie Demorizi-Ortiz	Community Office Manager
Laurie J. Bishop	Assistant Community Office Manager
Christine Ferdinando	Assistant Community Office Manager
Jill Hessling	Assistant Community Office Manager
Diane L. Richter	Assistant Community Office Manager
Toni Stenger	Assistant Community Office Manager
Nicholas Holzman	Credit Analyst Officer
Thomas Kowalski	Resource Recovery Manager
Julie Kuen	Electronic Banking Officer
William E. Murray	Mortgage Originator
Sarah Rapp	Human Resources Officer
Doreen A. Swingle	Residential Mortgage Lending Officer

Norwood Financial Corp, through its subsidiary Wayne Bank, operates eleven offices in Wayne, Pike and Monroe Counties.  The Company’s stock is traded on the Nasdaq Market, under the symbol, “NWFL”.
The foregoing material may contain forward-looking statements.  We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and therefore readers should not place undue reliance on any forward looking statements.  Those risks and uncertainties include changes in the absolute and relative levels of interest rates, the ability to control costs and expenses, demand for real estate, general economic conditions and the effectiveness of governmental responses thereto.  Norwood Financial Corp. does not undertake and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Contact:   Linda Moran
      Vice President
    NORWOOD FINANCIAL CORP
    570-253-1455
    www.waynebank.com